EXHIBIT 10.2


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is effective as of the 15th, day of June 2005, by and between John R. McKowen, an individual ("Employee"), and Navidec Financial Services Inc., a Colorado corporation (the "Company").

WHEREAS, the Company and Employee entered into an Employment Agreement, dated as of September 9, 2004, relating the terms and conditions of Employee's employment with the Company (the "Employment Agreement"); and

WHEREAS, the Company and Employee desire to amend and restate the Employment Agreement; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders to enter into this Agreement setting forth the rights, obligations and duties of both the Company and the Employee; and

WHEREAS, the Company wishes to assure itself of the services of the Employee for the period hereinafter provided, and the Employee is willing to be employed by the Company for said period, upon the terms and conditions provided in this Agreement.

IN CONSIDERATION of the mutual covenants and promises herein contained, and subject to the terms and conditions herein set forth, Employee and the Company hereby agree as follows:

     1. Term of Employment; Duties.
        ---------------------------

     (a) The "Term of Employment" shall commence on the effective date of this Agreement and shall continue for an initial term of two (2) years unless earlier terminated as provided in this Agreement (the "Initial Term"). After the Initial Term, the Term of Employment will automatically renew for successive one (1) year terms unless and until either party delivers notice of termination to the other within thirty (30) days of the expirations of the then current term.

     (b) During the Term of Employment, the Company shall employ Employee, and Employee shall work for the Company, as Chief Executive Officer and Chairman of the Board. In such capacity, Employee shall perform such duties as are traditional and customary to that position and as may be reasonably directed by the Board of Directors of the Company (the "Board")

     (c) During the Term of Employment, except as set forth below, Employee shall devote full time and effort to carrying out Employee's duties for the Company hereunder, shall not engage in any activity which would be inconsistent with such duties or with the objectives of the Business (as defined below), and shall diligently perform Employee's obligations and discharge Employee's duties hereunder. Provided, however, nothing in this Paragraph shall prevent Employee from devoting time to managing investments, participating with charitable organizations and trade groups or other similar activities. The "Business" of the Company is to investigate, acquire, and manage business opportunities for the Company.

     2. Compensation. During the Term of Employment, the following compensation and benefits shall be payable and provided to Employee:

     (a) Employee shall receive from the Company an annual base salary of $120,000 ("Base Salary"), which shall be payable in accordance with the standard practice of the Company in the payment of salaries of its employees. Employee's Base Salary shall be adjusted in accordance with other executives of the Company and its Subsidiaries.

     No less frequently than monthly, the Base Salary will be reviewed and may be adjusted upward at the discretion of the Board.

     Employee shall be entitled to all granted options including 1,000,000 options in the parent company at an exercise price of $0.05.

     (b) The Company shall provide Employee with such medical, hospitalization, insurance, including but not limited to disability insurance, pension plan, profit sharing and employee benefits and such other similar employment privileges and benefits ("Benefits") as are afforded generally from time to time to other executive employees of the Company, and four (4) weeks paid vacation each year.

     (c) The Company shall provide Employee with a Company car to be leased for no more than $500 per month at Company expense including insurance.

     (d) Employee shall also be eligible to participate in the Navidec Financial Services, Inc. Management Incentive Plan.

     (e) At the sole discretion of the Board, Employee shall receive in addition to his Base Salary annual incentive compensation (an "Annual Bonus") in an amount and in a form to be determined by the Board upon the advice of the Compensation Committee.

     (f) Employee shall be entitled to receive prompt reimbursement for all pre-approved reasonable employment-related expenses incurred by Employee, upon the receipt by the Company of an accounting in accordance with the practices, policies and procedures applicable to other executive employees of the Company.

     3. Early Termination: Death. Notwithstanding anything to the contrary in Paragraph 1 hereof, if Employee dies during the Term of Employment, the Term of Employment shall terminate. Upon such termination, Employee's estate or beneficiaries shall be entitled to receive Base Salary and Benefits earned and accrued but unpaid through the date on which his death occurs. Employee's estate shall receive Employee's Annual Bonus (if any), prorated for the number of months during the fiscal year during which Employee was paid his Base Salary ("Prorated Annual Bonus"). The Prorated Annual Bonus shall be calculated and paid in the ordinary course after completion of the fiscal year. In addition, Employee's family ("Family") shall continue to receive health insurance coverage ("Family Health Insurance") during such one (1) year period, to the extent permitted by the Company's health plan contract(s), or if not permitted, as purchased by the Company at no cost to the Family. The parties shall have no further obligation under this Agreement.

     4. Early Termination: Disability. Notwithstanding anything to the contrary in Paragraph 1 hereof, if Employee has at any time been unable, by virtue of illness or other physical or mental disability, to perform substantially and continuously the duties assigned to Employee under this Agreement for a period of ninety (90) consecutive days or one hundred twenty (120) calendar days out of any period of one hundred eighty (180) consecutive calendar days during the Term of Employment and the Board has received a medical opinion from a physician reasonably acceptable to both the Company and the Employee that Employee remains disabled after said period ("Disability"), then the Company shall have the right to terminate the Term of Employment upon notice to Employee. Upon such termination, Employee shall be entitled to receive any Base Salary and Benefits earned and accrued but unpaid through the date of termination, including, without limitation, the additional disability insurance described in Paragraph 2(b) hereof. In addition, the Employee shall have the right to receive a Prorated Annual Bonus to the date of termination. Employee and Family shall continue to receive health insurance coverage during a one (1) year period following termination, to the extent permitted by the Company's health plan contract(s), or if not permitted, as purchased by the Company at no cost to the Family. The parties shall have no further obligation under this Agreement except that Employee shall not be relieved of Employee's obligations under Paragraph 8.

     5. Early Termination: Termination by the Company for Cause. Notwithstanding anything to the contrary in Paragraph 1 hereof, the Term of Employment may be terminated by the Company upon notice to Employee for "Cause." The term "Cause" shall mean Employee's (a) final, unappealable conviction of a felony involving fraud, dishonesty or moral turpitude; (b) willful or intentional violation of Paragraph 8 of this Agreement which breach is not cured within thirty (30) days after Employee's receipt of written notice from the Company; (c) willful or intentional material breach of this Agreement which breach is not cured within thirty (30) days after Employee's receipt of written notice from the Company;. Upon such termination, Employee shall be entitled to receive any Base Salary and Benefits earned and accrued but unpaid through the date of termination and a Prorated Annual Bonus. The parties shall have no further obligation under this Agreement except that Employee shall not be relieved of Employee's obligations under Paragraph 8.

     6. Early Termination: Termination by the Company. In the event that the Term of Employment is terminated by the Company without Cause, Employee shall be entitled to receive (a) Base Salary and Benefits earned and accrued but unpaid through the date of termination; (b) a lump sum cash payment (or six monthly payments based on company financial status), net of any applicable withholding taxes, in an amount equal to six months salary at the highest base salary in effect during the twelve months prior to termination plus the amount of the prorated Annual Bonus paid to Employee for the last fiscal year prior to termination; (c) continuation of Benefits to the extent allowed under Company plans for one year from the date of termination; and (d) notwithstanding any provision to the contrary in any plan or agreement relating to stock options for shares of the Company, immediate vesting of all of Employee's non-vested options for shares of the Company's capital stock ("Accelerated Option Vesting") (collectively, the "Severance Payments"). In the event the Company cannot, pursuant to any of its benefits plans, pay any Benefits under such plan,

Employee shall be entitled to a lump sum payment equal to the after-tax value of such Benefits. The parties shall have no further obligation under this Agreement. Employee acknowledges and agrees that payment of Severance Payments pursuant to this Agreement shall be conditioned upon the Company's receipt of a release, in form satisfactory to the Company, of all claims that Employee may have against the Company, its directors, officers, employees and/or agents and the Employee's satisfaction of the requirements of Paragraph 8 below.

     7. Early Termination: Resignation by the Employee.
        -----------------------------------------------

     (a) For Good Reason.

          (i) Notwithstanding anything to the contrary in Paragraph 1 hereof, the Term of Employment may be terminated by Employee upon notice to the Company for "Good Reason." For purposes of this Agreement, "Good Reason" includes the occurrence of any of the following circumstances, without Employee's express consent: (i) a material adverse change or material diminution in Employee's position, duties, reporting relationships or responsibilities (as reasonably determined by Employee in his good faith discretion); (ii) a change in the required location of the performance of Employee's duties; (iii) a reduction in either Employee's annual rate of Base Salary or level of participation in any non-discretionary bonus plan for which he is eligible under Paragraph 2(c); (iv) an elimination or reduction of Employee's participation in any benefit plan generally available to executive employees of the Company, unless the Company continues to offer Employee benefits substantially similar to those made available by such plan; or (v) a breach of this Agreement by the Company which is not cured within sixty (60) days of written notice to the Company. Employee's continued employment will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason; provided, however, that Employee will be deemed to have waived his rights pursuant to the circumstances constituting Good Reason set forth in clauses
     (i) through (v) of the preceding sentence if he has not provided to the Company a notice of termination (described below) within ninety (90) days following his knowledge of the circumstances constituting Good Reason.

          (ii) Upon such termination for Good Reason, Employee shall be entitled to receive the Severance Payments as described in Paragraph 6 of this Agreement. In the event the Company cannot, pursuant to any of its benefits plans, pay any Benefits under such plan, Employee shall be entitled to a lump sum payment equal to the after-tax value of such benefits. The parties shall have no further obligation under this Agreement except that Employee shall not be relieved of Employee's obligations under Paragraph 8.

          (iii) Any termination of Employee's employment by Employee must be communicated by written notice of termination to the Company in accordance with Paragraph 20 which notice must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under this Paragraph 7.

     (b) Other than for Good Reason. In the event that the Term of Employment is terminated by Employee other than as set forth in Paragraph 7(a) above, Employee shall be entitled to receive Base Salary and Benefits earned and accrued but unpaid through the date of termination. The parties shall have no further obligation under this Agreement except that Employee shall not be relieved of Employee's obligations under Paragraph 8.

     8. Confidentiality and Non-Competition.
        ------------------------------------

     (a) Employee acknowledges that Employee has had or shall have unlimited access to Confidential Information (as defined below) and business methods relating to the Company's Business and operations and that the Company would be injured and the goodwill of the Company would be damaged if Employee were to breach the covenants set forth in this Paragraph 8. Employee further acknowledges that the covenants set forth in this Paragraph 8 are reasonable in scope and duration. "Confidential Information" shall include (i) specific business strategies relating to the Company's Business, as its Business is being conducted at the time of any alleged breach of this Section 8; (ii)
methodologies of pricing used by the Business; (iii) customer lists; and (iv) all other information reasonably deemed by the Company to be confidential and/or proprietary in nature that Employee knows, or should reasonably know, is confidential and/or proprietary.

     (b) During the Term of Employment and thereafter, except as may be required by law or necessary in connection with any dealings with any public agency or authority, Employee shall not disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, in competition with, or in a manner harmful to the interests of, the Company, any written Confidential Information respecting any material aspect of the Company's Business, excepting only use of such data or information as is (i) at the time disclosed, through no act or failure to act on the part of Employee, generally known or available; (ii) furnished to Employee by a third party as a matter of right and without restriction on disclosure; or (iii) required to be disclosed by court order. Upon termination of the Term of Employment, Employee shall return to the Company or, at the Company's direction destroy, any and all materials in tangible or electronic form containing confidential information belonging to the Company.

     (c) During the Term of Employment and for a period of one (1) year thereafter (except in the event this Agreement is terminated by the Company pursuant to Paragraph 6 or this Agreement is terminated by the Employee pursuant to Paragraph 7(a) and Employee has waived his right to collect the Severance Payments), Employee shall not in North America, or in any international market in which the Company is, as of the date of termination, doing business, conduct the Business, directly or indirectly, whether as an individual on Employee's own account, or as a shareholder, partner, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise:

          (i) own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity or otherwise engage in any business that is engaged in, or otherwise directly competes with, the Business of the Company or any of the Company's Subsidiaries (as defined herein), as such Business is conducted on the date Employee ceases to be employed by the Company, in any capacity, including as a consultant;

          (ii) solicit any person who, at the time of termination, is an employee or officer of the Company or any Subsidiary, or a customer of the Business of the Company or any Subsidiary (in its capacity as a customer of the Business) to terminate his, her or its relationship with the Company or the Business (in the case of a customer);

          (iii) solicit any supplier of the Company or any Subsidiary (in its capacity as a supplier of the Business), to refuse to do business with the Company or any Subsidiary, or to do business on any less favorable terms than the Supplier's previous terms with the Company or its Subsidiary, as the case may be; or

          (iv) engage in disparagement (which shall not include the providing of accurate information without invidious intent) of the Company or any Subsidiary by any means to any person.

     (d) Notwithstanding anything herein to the contrary, Employee shall be permitted to own shares of any class of capital stock of any publicly held corporation so long as the aggregate holdings of Employee represent less than two percent (2%) of the outstanding shares of such class of capital stock.

     9. Change in Control.
        ------------------

     (a) If there is a Change in Control (as defined below), Employee shall be entitled to Accelerated Option Vesting.

     (b) For purposes of this Agreement, a "Change in Control" will occur

          (i) upon the sale or other disposition to a person, entity or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) (each, a "Person") of 50% or more of the consolidated assets of the Company taken as a whole, (ii) if any Person becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 50% or more of the outstanding equity securities of the Company entitled to vote for the election of directors; and (iii) upon the merger, consolidation or reorganization with another corporation. Notwithstanding anything herein to the contrary, a "Change in Control" does not occur upon an initial public offering of the Company's equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or upon a transaction, merger, consolidation or reorganization in which the Company exchanges or offers to exchange newly issued or treasury shares in an amount less than 50% of the then outstanding equity securities of the Company entitled to vote for the election of directors, for 51% or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation (the "Acquired Corporation"), or for all or substantially all of the assets of the Acquired Corporation.

     (c) If all or any portion of the amount payable to Employee under this Agreement, either alone or together with other amounts that Employee is entitled to receive in connection with a Change in Control constitutes "excess parachute payments," within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or successor provision, that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable to Employee under this Agreement will be increased to the extent necessary to place Employee in the same after-tax position as Employee would have been in had no such excise tax or assessment

(including any interest or penalties thereon) been imposed on any such payment paid or payable to Employee under this Agreement or any other payment that Employee may receive as a result of such Change in Control. The determination of the amount of any such tax or assessment and the resulting amount of incremental payment required by this Paragraph 9(c) will be made by the independent accounting firm employed by the Company immediately prior to the applicable Change in Control, within thirty (30) calendar days after the payment of the amount payable to Employee under this Agreement which triggered an incremental payment under this Paragraph 9(c), and such incremental payment will be made within five (5) business days after the determination has been made.

     10. Rights and Remedies Upon Breach.
         --------------------------------

     (a) Employee expressly agrees and understands that the remedy at law for any breach by Employee of Paragraph 8 may be inadequate and that the damages flowing from such breach may not be readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Employee's violation of Paragraph 8, the Company may be entitled, among other remedies, to injunctive relief and may obtain a temporary restraining order restraining any threatened or further breach. Nothing in this Paragraph 10(a) shall be deemed to limit the Company's remedies at law or in equity for any breach by Employee of any of the provisions of this Agreement which may be pursued or availed of by the Company.

     (b) In the event any court of competent jurisdiction determines that the specified time period or geographical area set forth in Paragraph 8 is unreasonable, arbitrary or against public policy, then a lesser time period or geographical area that is determined by the court to be reasonable, non-arbitrary and not against public policy may be enforced.

     (c) In the event the Company has asserted in a formal legal action that Employee is violating any legally enforceable provision of Paragraph 8 as to which there is a specific time period during which Employee is prohibited from taking certain actions or engaging in certain activities, then, in such event the violation shall toll the running of the time period from the date of the assertion until the violation ceases.

     11. Expenses. Employee is authorized to incur reasonable expenses for carrying out and promoting the business of the Company, including expenses for entertainment, travel and similar items, but only in accordance with the policies of the Company, as from time to time adopted.

     12. Withholding Taxes. All payments to Employee or his beneficiary shall be subject to withholding on account of federal, state and local taxes as required by law. If any payment hereunder is insufficient to provide the amount of such taxes required to be withheld, the Company may withhold such taxes from any other payment due Employee or his beneficiary. In the event all cash payments due Employee are insufficient to provide the required amount of such withholding taxes, Employee or his beneficiary, within five (5) days after written notice from the Company, shall pay to the Company the amount of such withholding taxes in excess of all cash payments due Employee or his beneficiary.

     13. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of Employee) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except in connection with a Change in Control where the assignee or transferee agrees, in writing, to assume such rights and obligations of the Company under this Agreement. No obligations of Employee under this Agreement may be assigned or transferred by Employee.

     14. Entire Agreement. Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the parties concerning the subject matter hereof.

     15. Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Employee and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Employee or an authorized officer of the Company, as the case may be.

     16. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     17. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Employee's employment with the Company to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

     18. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws.

     19. Arbitration. With the sole exception of the injunctive relief contemplated by Paragraph 10(a), any controversy or claim arising out of any aspect of the relationship of the parties hereto, will be settled by binding arbitration in Denver, Colorado by a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Colorado for this purpose.

     20. Notices. Any notice given to either party shall be in writing and shall be effective when given, and shall in any event be deemed to be given upon receipt, or if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

                             If to the Company, to:
                    6399 S. Fiddlers Green Circle, Suite 300
                           Greenwood Village, CO 80111

                               If to Employee, to:
                             ======================

     21. Headings. The headings of the Paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     22. Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature and the facsimile signature of any party shall constitute and original in all respects.



IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument on the date first above written.



================================

/s/  John R. Mckowen
- ---------------------------------
John R. Mckowen

================================

NAVIDEC FINANCIAL SERVICES, INC.

By: /s/  J. Ralph Armijo
   -----------------------------

Its Director
    ----------------------------